Exhibit 99.2

No. 03-154

IN THE SUPREME COURT OF THE STATE OF MONTANA

2005 MT 146

SEVEN UP PETE VENTURE, an Arizona General Partnership,
d/b/a SEVEN UP PETE JOINT VENTURE; CANYON
RESOURCES CORPORATION, a Delaware corporation;
JEAN MUIR; DR. IRENE HUNTER; DAVID MUIR; ALICE
CANFIELD; TONY PALAORO; JUNE E. ROTH-BARNESON;
AMAZON MINING COMPANY, a Montana Partnership; PAUL
ANTONIOLI; STEPHEN ANTONIOLI, and JAMES E. HOSKINS,

Plaintiffs and Appellants,

v.

THE STATE OF MONTANA,

Defendant and Respondent,

MONTANA ENVIRONMENTAL INFORMATION
CENTER, MONTANANS FOR COMMON SENSE MINING
LAWS-FOR I-137, BIG BLACKFOOT CHAPTER OF
TROUT UNLIMITED, and MINERAL POLICY CENTER,

Defendants, Intervenors and Respondents.

SEVEN UP PETE VENTURE,

Petitioner and Appellant,

v.

THE STATE OF MONTANA, acting by and through its
Department of Natural Resources,

Respondent and Respondent.

APPEAL FROM:	The District Court of the First Judicial District, In and For the County of Lewis and Clark, Cause No. BDV 2000-250, Honorable Jeffrey M. Sherlock, Judge

COUNSEL OF RECORD:

For Appellants:

Alan L. Joscelyn, Gough, Shanahan, Johnson & Waterman, Helena, Montana

Sean Connelly and Daniel S. Hoffman (argued), Hoffman, Reilly,

Pozner & Williamson, Denver Colorado

For Respondent:

Honorable Mike McGrath, Attorney General; Brian M. Morris (argued),

Solicitor, Helena, Montana

Tommy H. Butler, Special Assistant Attorney General, Helena, Montana (DNRC)

Ed Hayes and John North, Special Assistant Attorneys General,

Helena, Montana (DEQ)

Karl Englund, Elizabeth Brennan and Jack R. Tuholske,

Attorneys at Law, Missoula, Montana (Intervenors)

Argued and Submitted: October 28, 2003

Decided: June 8, 2005
Filed:

Clerk

Justice Jim Rice delivered the Opinion of the Court.

1 The Seven Up Pete Venture (the Venture) appeals from the December 9, 2002, order entered by the First Judicial District Court, Lewis and Clark County, whereby the District Court granted summary judgment in favor of the State, denied the Venture’s request for judicial review, and affirmed the order of the hearing examiner dated October 26, 2000. We affirm.

2 We address the following issues on appeal:

3 Did the District Court err in concluding that the enactment of I-137 did not constitute a taking of the Venture’s property rights?

4 Did the District Court err by not addressing the takings claims made by private parties in its order granting summary judgment?

5 Did the District Court err in concluding that the passage of I-137 did not substantially impair the Venture’s mineral leases pursuant to the Contracts Clause?

6 Did the District Court err in concluding that the DNRC properly terminated the Venture’s mineral leases prior to resolution of its legal challenge to I-137?

FACTUAL AND PROCEDURAL BACKGROUND

7 This case arises out of the November 1998 passage of Initiative 137 (I-137) by the citizens of Montana. I-137 pertains to the use of cyanide leaching1 for mining purposes, and was subsequently codified as § 82-4-390, MCA, which provides:

     1 According to the United States Environmental Protection Agency, cyanide leaching, also known as cyanidation, includes heap leaching which is a method that was developed to efficiently “beneficiate a variety of low-grade, oxidized gold ores.” “Cyanidation uses solutions of sodium or potassium cyanide as lixiviants (leaching agents) to extract precious metals from ore.” OFFICE OF SOLID WASTE, U.S. ENVIRONMENTAL PROTECTION AGENCY, NTIS ANNOUNCEMENT ISSUE: 9424, Treatment of Cyanide Heap Leaches and Tailings (1994).

Cyanide heap and vat leach open-pit gold and silver mining prohibited.

(1) Open-pit mining for gold or silver using heap leaching or vat leaching with cyanide ore-processing reagents is prohibited except as described in subsection (2).

(2) A mine described in this section operating on November 3, 1998, may continue operating under its existing operating permit or any amended permit that is necessary for the continued operation of the mine.

8 In 1986, the State of Montana leased six state properties for mining purposes (the Mineral Leases) to Western Energy Company. The Mineral Leases were located near Lincoln, Montana, and covered approximately 3,000 acres. In 1991 the Venture,2 the principal plaintiff in this action, succeeded to Western Energy’s interest in the Mineral Leases. The remaining eight individual plaintiffs (collectively the “individual plaintiffs”), the Amazon Mining Company and Canyon Resources Corporation have surface and mineral interests in the general vicinity of Lincoln which were also affected by I-137. The land encompassed by the Venture’s Mineral Leases and private holdings, including the remaining plaintiffs’ private holdings, are respectively known as the “McDonald Project,” the “Keep Cool Prospect,” and the “Seven Up Pete Project.” The McDonald Project is the largest of the areas at issue and is where the Venture discovered roughly 9 million ounces of gold, and 20 million ounces of silver, approximately half of which could profitably be recovered and sold by means of a surface mine combined with cyanide leaching of the ore.

9 Each Mineral Lease contained a ten-year primary lease term which was to run continually thereafter, so long as “minerals . . . are being produced in paying quantities from said premises, the royalties and rents . . . are being paid, and all other obligations are fully kept and performed.” In addition, paragraph 7 of the Mineral Leases stipulated that, “[t]he lessee shall fully comply with all

     2 The Venture is an Arizona general partnership owned between Canyon Resources Corporation, the owner of a 36.125 percent interest, and CR Montana Corporation, the owner of a 63.875 percent interest. CR Montana Corporation is a wholly-owned subsidiary of Canyon Resources Corporation.

applicable state and federal laws, rules and regulations, including but not limited to those concerning safety, environmental protection and reclamation. The lessee shall conduct and reclaim the operation in accordance with the performance and reclamation standards of applicable mine reclamation laws.” The Mineral Leases also incorporated an Attachment which provided that “no activities shall occur on the tract until an Operating Plan or Amendments have been approved [by the State].”

10 In 1992, the Venture commenced discussions with the State, acting through the Department of State Lands (DSL), about the acquisition of an operating permit which was required for mining and mineral processing activities pursuant to the Montana Metal Mine Reclamation Act (MMRA). Additionally, on November 1, 1993, the Venture entered a Memorandum of Agreement (MOA) with the State regarding preparation of an environmental impact statement (EIS)3 for the McDonald Project, a large scale undertaking which consequently turned the preparation of the EIS into a colossal task. The MOA recited that, “[t]he proposed Project would utilize . . . heap leaching to extract gold, silver, and other trace metals from ore,” and provided guidance for preparation of the EIS.

11 Because of the Venture’s growing uncertainty as to whether it had sufficient time to complete the operating permit application process and obtain the State’s approval within the primary lease term of ten years, which was set to expire in 1996, the Venture entered into a Mineral Lease Amendment Agreement (the Lease Amendment) with the State on August 26, 1994, to extend the primary lease term. The Lease Amendment tolled the running of the seventeen months which

     3 The Montana Environmental Policy Act requires environmental impact statements for activities that, among other things, “significantly affect[ ] the quality of the human environment.” Section 75-1-201(1)(b)(iv), MCA.

then remained on the primary lease term, on the condition that the Venture “actively pursue” an operating permit. The Lease Amendment also provided that “[e]xcept as expressly amended hereby, the Mineral Leases shall remain in full force and effect according to their terms.”

12 On November 21, 1994, the Venture submitted an application for an operating permit to the DSL4 with a proposal to construct and operate the McDonald Project as a surface mine combined with cyanide leaching for gold and silver. The State had sixty days to render a decision pursuant to § 82-4-337, MCA. However, the sixty-day deadline was extended by the parties by various agreements, which ultimately extended the decisional deadline to January 31, 2000. As the environmental review process progressed, the parties also executed a series of contract modifications pertaining to the McDonald Project EIS. However, none of the modifications released the Venture from its obligations set forth in the Mineral Leases.

13 On July 2, 1998, the Department of Environmental Quality (DEQ) issued a stop-work order on the McDonald Project EIS because of the Venture’s failure to pay fees relating to third-party EIS services. The Venture fell further into arrears by failing to make monthly invoice payments to the DEQ from July 1998 to December 1998. As a result, the Department of Natural Resources and Conservation (DNRC) notified the Venture by letter in September 1998 that, because of the issuance of the DEQ stop-work order on the EIS, the time extension granted to the Venture for purposes of obtaining the operating permit was suspended, and the remaining unexpired primary term of seventeen months would begin to run for each of the Mineral Leases. The DNRC also informed the Venture that the Mineral Leases would terminate on their own accord on February 23, 2000, unless

     4 As part of an executive agency reorganization in 1996, the Department of Environmental Quality (DEQ) assumed the DSL’s responsibilities under MMRA. Thus, the Venture’s subsequent exchanges with the State regarding acquisition of the operating permit were with the DEQ.

the Venture reactivated the permitting process, which would re-toll the running of any remaining unexpired primary terms in the Mineral Leases.

14 Meanwhile, in November 1998, Montana became the first state to prohibit open-pit mining for gold and silver using cyanide heap leaching by the passage of I-137, subsequently codified as § 82-4-390, MCA. I-137 took effect immediately, but expressly exempted mines operating under an existing permit as of November 3, 1998. Although its Mineral Leases were in effect, the Venture did not have an existing operating permit and was therefore not exempted from the facial application of I-137.

15 On December 31, 1998, the Venture paid all past-due EIS invoices from the DEQ. However, on February 24, 2000, the DNRC notified the Venture by letter that the permitting process had not been reactivated because of “the [Venture’s] failure to diligently pursue acquisition of a permit under Montana’s Metal Mine Reclamation Act,” and that such cessation of the permitting process constituted a material breach of the August 26, 1994, Lease Amendment. The DNRC explained that the permitting process was not reactivated because the Venture failed to provide a revised MOA that included an acceptable standing account balance, failed to submit a revised proposal for its operating and reclamation plan to comport with § 82-4-390, MCA, failed to produce minerals in paying quantities, and failed to remit any mineral royalties to the State. Consequently, the DNRC advised the Venture that its six Mineral Leases terminated on their own accord on February 23, 2000. The Venture’s subsequent administrative appeal regarding the DNRC’s lease termination was rejected by the DNRC’s Director.

16 On April 11, 2000, the Venture, individual plaintiffs, the Amazon Mining Company, and the Canyon Resources Corporation (collectively “the Plaintiffs”) filed a complaint in the First Judicial District Court, Lewis and Clark County, alleging twelve separate counts, and later added two counts in an amended complaint.5 On the same day, the Plaintiffs also filed a complaint in the United States District Court for the District of Montana. The United States District Court subsequently dismissed the Plaintiffs’ takings claims on ripeness grounds, but without prejudice, and stayed the proceedings on their federal claims because proceedings were pending in the state district court.

17 On November 1, 2001, the District Court issued an order granting the State’s motion for summary judgment on counts two (substantive due process) and three (equal protection), and granting the State’s motion to dismiss counts one (statutory requirements) and five (police powers). The District Court granted the State’s motion for summary judgment on the remaining counts in a separate order on December 9, 2002, which included the Venture’s request for judicial review of the DNRC’s administrative decision upholding the termination of its Mineral Leases. The Plaintiffs appeal only that portion of the District Court’s December 9, 2002, order denying its takings,

     5 The 14 counts included: (1) I—137 is unenforceable for failure to meet statutory requirements; (2) substantive due process; (3) equal protection; (4) impairment of obligation of contracts; (5) in excess of limits on state’s police powers; (6) permanent taking — the Venture; (7) permanent taking — Canyon Resources Corporation; (8) permanent taking — individual plaintiffs, Amazon Mining Company, and the Venture; (9) temporary taking — McDonald Project and the Venture; (10) temporary taking — McDonald Project and Canyon Resources Corporation; (11) breach of contract; (12) breach of implied covenant of good faith and fair dealing; (13) petition for judicial review; and (14) declaratory judgment — specific performance of the leases.

contract impairment, and lease termination claims.

STANDARD OF REVIEW

18 When resolution of an issue involves a question of constitutional law, this Court’s review of the district court’s interpretation of the law is plenary. State v. Price, 2002 MT 229, ¶ 27, 311 Mont. 439, ¶ 27, 57 P.3d 42,¶ 27.

19 This Court’s review of a district court’s grant or denial of a motion for summary judgment is de novo. Watkins Trust v. Lacosta, 2004 MT 144, ¶ 16, 321 Mont. 432, ¶ 16, 92 P.3d 620, ¶ 16. Thus, we apply the same Rule 56, M.R.Civ.P., criteria as applied by the district court. Peyatt v. Moore, 2004 MT 341, ¶ 13, 324 Mont. 249, ¶ 13, 102 P.3d 535, ¶ 13. Summary judgment is proper only when no genuine issues of material fact exist and the moving party is entitled to judgment as a matter of law. Lacosta, ¶ 16 (citing Rule 56(c), M.R.Civ.P.).

DISCUSSION

20 Did the District Court err in concluding that the enactment of I-137 did not constitute a taking of the Venture’s property rights?

21 The Venture argues that I-137 effectuated a regulatory taking of its property rights without compensation because, “while property may be regulated to a certain extent, if [the] regulation goes too far it will be recognized as a taking.” Pennsylvania Coal Co. v. Mahon (1922), 260 U.S. 393, 415, 43 S.Ct. 158, 160, 67 L.Ed. 322, 326. The Venture asserts that because I-137 precludes the only economically viable use of mineral extraction for its project, specifically the use of cyanide leaching, there has been a categorical regulatory taking pursuant to the holding in Lucas v. South Carolina Coastal Council (1992), 505 U.S. 1003, 112 S.Ct. 2886, 120 L.Ed.2d 798. In Lucas, the United States Supreme Court established the principle that “when the owner of real property has been called upon to sacrifice all economically beneficial uses in the name of the common good, that is, to leave his property economically idle, he has suffered a taking.” Lucas, 505 U.S. at 1019, 112 S.Ct. at 2895, 120 L.Ed.2d at 815.

22 The Venture emphasizes that it is not contending it had a vested right to mine with cyanide, but that it had a property right in “the opportunity for a favorable ruling on its mining permit application” which existed prior to the passage of I-137. The Venture offers that this “opportunity” is a constitutionally protected property right that became obsolete after the passage of I-137. The Venture explains that contract rights and leases are forms of property, and as such, when taken for a public purpose, require payment of just compensation. The Venture notes that the United States Supreme Court in Mobil Oil Exploration & Producing Southeast, Inc. v. United States (2000), 530 U.S. 604, 120 S.Ct. 2423, 147 L.Ed.2d 528, held that leases can provide valuable rights that may “amount[ ] primarily to an opportunity to try to obtain . . . development rights.” Mobil Oil, 530 U.S. at 620, 120 S.Ct. at 2436, 147 L.Ed.2d at 542. Therefore, the Venture claims it is entitled to just compensation to be measured by the value of the Mineral Leases before the passage of I-137, taking into account the possibility that a permit might have been denied.

23 The State responds by arguing that I-137 did not cause a taking of any property interest held by the Venture because the Mineral Leases and Lease Amendment did not guarantee that the Venture would be permitted to mine gold or silver using the cyanidation process. The State explains that the Mineral Leases contain clauses that directly condition the Venture’s mining rights on the acquisition of an operating permit, which the Venture failed to acquire. The State notes that paragraph 7 in the Mineral Leases also conditioned the Venture’s development of the mineral estate upon the Venture’s compliance with all applicable state and federal laws, rules, and regulations. Consequently, the State claims that because the Venture lacked the requisite operating permit to mine using cyanide, it did not have an established property right. Citing to Reeves v. United States

(2002), 54 Fed. Cl. 652,6 the State also offers that “[e]ven with respect to vested property rights, a legislature generally has the power to impose new regulatory constraints on the way in which those rights are used, or to condition their continued retention on performance of certain affirmative duties.” Reeves, 54 Fed. Cl. at 672 (citing United States v. Locke (1985), 471 U.S. 84, 104, 105 S.Ct. 1785, 1797, 85 L.Ed.2d 64, 82).

24 The State notes that the I-137 prohibitions did not apply to existing operating permits allowing use of cyanide leaching as of November 3, 1998; it was only because the Venture did not have an existing permit as of that date, that it did not come within the exemption. Further, the State argues that I-137 does not prohibit all mining techniques and thereby eliminate all economically beneficial uses of the land, but rather only prohibits the use of the cyanide leaching method to process ore extracted from an open-pit. We note, however, that the State conceded in the District Court, for purposes of summary judgment, that all parties understood that their agreement contemplated that the Venture’s permit application was premised on use of the cyanide heap leaching as the method of extraction.

25 Article II, Section 17, of the Montana Constitution affords protection of property by providing that “[n]o person shall be deprived of life, liberty, or property without due process of law.” The Fifth Amendment to the United States Constitution provides that “[n]o person shall . . . be deprived of life, liberty, or property without due process of law; nor shall private property be

     6 In Reeves, the Court of Federal Claims rejected a mining company’s Fifth Amendment takings claim that the President’s designation of land as a national monument on which it held validly staked, unpatented mining claims, worked a regulatory taking of its property interest. Reeves, 54 Fed. Cl. at 673-74.

taken for public use, without just compensation.”

26 The guarantees of the Fifth and Fourteenth Amendments “‘apply only when a constitutionally protected . . . property interest is at stake.’” Kiely Constr. L.L.C. v. City of Red Lodge, 2002 MT 241, ¶ 23, 312 Mont. 52, ¶ 23, 57 P.3d 836, ¶ 23 (citing Tellis v. Godinez (9th Cir. 1993), 5 F.3d 1314, 1316). Cf. State ex rel. Riley v. District Court (1937), 103 Mont. 576, 586, 64 P.2d 115, 120 (“A public office is that of a public trust or agency created for the benefit of the people . . . in which the incumbent has not a property right; not being property, a deprivation of . . . his office is not the taking of property . . . .”). Additionally, “even if government action might otherwise constitute a taking of property, it will not if it is shown that what the government prohibits does not amount to a private property right in the first place. Said another way, an owner cannot maintain an action for loss of a property right that it . . . [never had].” Kinross Copper Corp. v. State of Oregon (Or. 1999), 981 P.2d 833, 836-37. See also Kiely, ¶ 23. Property interests, while not created by the Constitution, are created and “defined by existing rules or understandings that stem from an independent source, such as state law.” Kiely, ¶ 24 (citing Board of Regents v. Roth (1972), 408 U.S. 564, 577, 92 S.Ct. 2701, 2709, 33 L.Ed.2d 548, 561). Under Montana law, “[t]he threshold question of whether one has a protected property interest must . . . be answered in the affirmative before the question of whether one was deprived of that interest may be submitted to” the trier of fact. Kiely, ¶ 25.

27 The Legislature mandated, pursuant to the MMRA, that an operating permit be obtained before mining may be pursued:

A person may not engage in mining, ore processing . . . construct or operate a hard-rock mill, use cyanide ore-processing reagents or other metal leaching solvents or reagents, or disturb land in anticipation of those activities in the state without first obtaining an operating permit from the department.7

Section 82-4-335(1), MCA. Likewise, this Court has held, pursuant to § 82-4-335(1), MCA, that a lessee of state lands has no right to engage in mining operations until an operating permit has been obtained. Kadillak v. Anaconda Co. (1979), 184 Mont. 127, 138-40, 602 P.2d 147, 154-55.

28 Clearly, the right to mine is conditioned upon the acquisition of an operating permit. In determining whether there is a property right in the “opportunity” to obtain a permit, we find further guidance in our decision in Kiely. There, we cited to Gardner v. Baltimore Mayor and City Council

7 The Adepartment” refers to the DEQ.

(4th Cir. 1992), 969 F.2d 63, 68, for the proposition that “a property-holder possesses a legitimate claim of entitlement to a permit or approval . . . [if] under state and municipal law, the local agency lacks all discretion to deny issuance of the permit or to withhold its approval . . . . [U]nder this standard, a cognizable property interest exists ‘only when the discretion of the issuing agency is so narrowly circumscribed that approval of a proper application is virtually assured.’” Kiely, ¶ 28 (citing Gardner, 969 F.2d at 68). Thus, we look to the decision-maker’s degree of discretion and not to the probability of the decision’s favorable outcome. Kiely, ¶ 29.

29 In analyzing whether the State had discretion in the issuance of an operating permit to the Venture, we begin by looking to the DEQ administrative regulations governing the issuance of operating permits. Rule 17.24.122, ARM (2004), provides that, “[t]he department may approve the assignment of a permit if the requirements of . . . this rule are met.”8 Also, Rule 17.24.404, ARM (2004),9 provides that:

(1) The [DEQ] shall review each administratively complete application . . . and determine the acceptability of the application . . . .10

(2)(a) If the application is not acceptable, the [DEQ] shall notify the applicant in writing, setting forth the reasons why it is not acceptable. The [DEQ] may propose modifications, delete areas, or reject the entire application.11

     8 Rule 17.24.122, ARM, was originally enacted in 1994 as Rule 26.4.107F under the purview of the DSL. 21 Mont. Admin. Reg. 2952 (November 10, 1994). Due to an administrative re-organization in 1996, it was re-numbered as 17.24.122, and delegated under the authority of the DEQ.

     9 Rule 17.24.404, ARM, was originally enacted in 1980 as Rule 26.4.404 under the purview of the DSL. 5 Mont. Admin. Reg. 725 (March 13, 1980). Due to an administrative re-organization in 1996, it was re-numbered as 17.24.404, and delegated under the authority of the DEQ.

     10 This provision was enacted in 1980. 5 Mont. Admin. Reg. 725 (March 13, 1980). It was amended in 1988. 13 Mont. Admin. Reg. 1365 (July 14, 1988).

     11 This provision was added in 1988. 13 Mont. Admin. Reg. 1365 (July 14, 1988). In 1998, the numbering was adjusted, but the text remained unchanged.

. . . .

(4) The [DEQ] shall determine the adequacy of the fish and wildlife plan . . . 12

(5) The [DEQ] shall assure that: . . . .

(c) coordination of the review process for cultural resource compliance is carried out in accordance with the provisions of the Archeological Resources Protection Act. . . and

22 Mont. Admin. Reg. 3008 (November 19, 1998). In 1999, the numbering was adjusted, but the text remained unchanged. 16 Mont. Admin. Reg. 1783 (August 26, 1999).

12 This provision was enacted in 1980, and was not subsequently amended since that time. 5 Mont. Admin. Reg. 725 (March 13, 1980).

(d) the permit review process is coordinated with applicable requirements of the Endangered Species Act of 1973 . . . the Fish and Wildlife Coordination Act . . . the Migratory Bird Treaty Act . . . the National Historic Preservation Act . . . and the Bald Eagle Protection Act.13

(6) If the [DEQ] decides to approve the application it shall require that the applicant file the performance bond or provide other equivalent guarantee before the permit is issued.14 .. . . .

(10) The [DEQ] may not approve an application if the mining and reclamation would be inconsistent with other such operations or proposed or anticipated operations in areas adjacent to the proposed permit area.15

30	The Mineral Leases contain the following discretionary language:

The Department shall not approve the Plan until the Lessee has met reasonable requirements to prevent soil erosion, air and water

     13 Subsections (c) and (d) were added in 1989, and have not been subsequently amended. 17 Mont. Admin. Reg. 1328 (September 14, 1989).

     14 This provision was enacted in 1980. 5 Mont. Admin. Reg. 725 (March 13, 1980). In 1988, the numbering was adjusted, but the text remained unchanged. 13 Mont. Admin. Reg. 1366 (July 14, 1988).

     15 This provision became effective on April 1, 1980. 5 Mont. Admin. Reg. 725 (March 13, 1980). In 1988, the numbering was adjusted, but the text remained unchanged. 13 Mont. Admin. Reg. 1366 (July 14, 1988). In 1994, the numbering was adjusted, but the text remained unchanged. 17 Mont. Admin. Reg. 2502 (September 8, 1994). This provision was repealed on October 22, 2004.

pollution, and to prevent unacceptable impacts to vegetation, wildlife, wildlife habitat, fisheries, visual qualities and other resources and to reclaim any land disturbed by the activities. No work will be conducted without written approval of the Operating Plan.

Surface activity may be denied on all or portions of any tract, if the Commissioner determines, in writing, after an opportunity for an informal hearing with the lessee that the proposed surface activity will be detrimental to Trust resources . . . .

31 Additionally, the Mineral Leases and Lease Amendment make clear that the Venture was obligated by contract to secure an operating permit subject to all environmental regulations and conditioned upon the completion of certain regulatory requirements as prescribed by the State, before it would acquire any “right” to mine gold and silver using cyanidation or any other process of mineral extraction. The following relevant clauses illustrate the conditional language found in both the Mineral Leases and Lease Amendment.

Paragraph 2 (Mineral Leases: Attachment “A”) - The Department shall not approve the Plan until [the Venture] has met reasonable requirements . . . .  No work will be conducted without written approval of the Operating Plan.

Paragraph 7 (Mineral Leases) - The [Venture] shall fully comply with all applicable state and federal laws, rules and regulations, including but not limited to those concerning safety, environmental protection and reclamation.

Number 4 (Lease Amendment) - [P]rovided that the [Venture] has first procured the applicable Permits under the Metal Mine Reclamation Act, any parcel of the Leased Premises may be used by the [Venture] for any Mining purpose . . . .

Paragraph 9 (Lease Amendment: Appendix A - Definitions) - “Permits” means all federal, state and local licenses, permits, consents, authorizations, orders or clearances required for Development or Production.

32	The discretionary language set forth in the DEQ administrative regulations, Mineral Leases,

and Lease Amendment, in addition to the absence of any language limiting the exercise of DEQ’s discretion, demonstrates that the DEQ had substantial discretion regarding issuance of an operating permit pursuant to § 82-4-335, MCA. Without question, the DEQ’s discretion was not “so narrowly circumscribed that approval . . . [was] virtually assured.” Kiely, ¶ 28. We conclude, therefore, that the Venture’s “opportunity” to seek a permit, which required convincing the State that this cyanide leaching project was appropriate, did not constitute a property right. The State had wide discretion to reject the Venture’s permit application, even without the enactment of I-137.

33 Furthermore, the Venture had not secured an operating permit as required by the Mineral Leases, Lease Amendment, and § 82-4-335(1), MCA. Thus, the passage of I-137 did not take away any existing permits or halt any on-going mine operations related to the Venture’s projects. Because the Venture had not obtained the requisite operating permit, it likewise had not obtained a right to mine. Moreover, it was not assured of ever obtaining such a right. Therefore, we conclude that the enactment of I-137 did not constitute an unconstitutional taking. Because the analysis in Lucas applies only if there is an established property right, we conclude it is not applicable here.

34 The Venture relies on State ex rel. R.T.G., Inc. v. State (Ohio 2002), 780 N.E.2d 998, to support its contention that I-137 constitutes an unconstitutional restriction upon its mining proposal which renders its investment valueless. In R.T.G., the State of Ohio issued a mining permit to plaintiffs and thereafter designated the land unfit for mining, following the plaintiffs’ investment of over $100,000 in the land pursuant to the issuance of the permit. However, that is a very different situation. Had the Venture, like the R.T.G. plaintiffs, obtained an operating permit prior to the regulatory change, it could have continued to use cyanide leaching because mines operating with existing permits were exempted from I-137’s application. Thus, we conclude that R.T.G. is not inconsistent with our holding here.

35 Did the District Court err by not addressing the takings claims made by private parties in its order granting summary judgment?

36 The Plaintiffs assert that the District Court failed to consider the takings claims made in counts six through ten of their amended complaint which were based on private mineral leases or fee ownership of minerals held by the individual plaintiffs, including the ownership interests of plaintiff Canyon Resource Corporation. The Plaintiffs argue that the District Court considered only the takings claims based specifically on the Venture’s Mineral Leases with the State, but nevertheless dismissed all remaining claims, including those unrelated to the Mineral Leases, without specifying a rationale. Plaintiffs contend that, in so doing, the District Court violated Rule 52(a), M.R.Civ.P., which provides that “any order . . . granting a motion under Rules 12 or 56 . . . shall specify the grounds therefor with sufficient particularity.”

37 The Plaintiffs, in counts six through eight, claimed that I-137 constituted a permanent taking of their property. Similarly, in counts nine and ten, the Plaintiffs alleged that I-137 constituted a temporary taking of their property. Thus, the District Court’s analysis for counts six through ten hinged on the overall question of whether I-137 constituted a taking of the Plaintiffs’ properties. After the District Court conducted a thorough takings analysis, it concluded that I-137 did not constitute a taking “of any property right that Plaintiffs owned in the mineral leases,” and held that the State was entitled to summary judgment on “Counts Six, Seven, Eight, Nine, and Ten.” (Emphasis added.) While the District Court did not specifically reference each individual plaintiff, its conclusion that I-137 did not constitute a taking resolves the issues raised in counts six through ten in Plaintiffs’ amended complaint. Therefore, we conclude that the District Court sufficiently addressed the takings claims involving those plaintiffs who similarly claimed that I-137 constituted a taking, but who had no interests in the Mineral Leases.

38 Did the District Court err in concluding that the passage of I-137 did not substantially impair the Venture’s mineral leases pursuant to the Contracts Clause?

39 The District Court concluded that the Venture was “on notice” that new regulations may pass in the future since the mining industry is heavily regulated in Montana, and because the Venture was a “most sophisticated party, and could have negotiated some sort of protection for itself.” The District Court concluded that the Venture agreed to be bound by all future environmental regulations pursuant to paragraph 7 of the Mineral Leases (hereinafter “paragraph 7”), which provided that:

The [Venture] shall fully comply with all applicable state and federal laws, rules and regulations, including but not limited to those concerning safety, environmental protection and reclamation.

Additionally, the District Court reasoned that none of the written documents between the parties obligated the State to allow cyanide heap leaching in an open-pit on the land subject to the Mineral Leases, and therefore determined “the impairment was not of the parties’ contract, but was of the Venture’s desires.” Thus, the District Court disposed of the Venture’s Contracts Clause claims by finding no substantial impairment of the contractual relationship since there was no contractual obligation on the part of the State to allow open-pit mining using the cyanide heap leaching process.

40 The Montana Constitution provides that “[n]o ex post facto law nor any law impairing the obligation of contracts . . . shall be passed by the legislature.” Art. II, Sec. 31, Mont. Const. Similarly, the United States Constitution states that “[n]o state shall . . . pass any . . . law impairing the obligation of contracts.” U.S. Const., Art. I, § 10. This Court has not given an absolute interpretation of the Contracts Clause, but has instead concluded that “private contracts must give way before a legitimate exercise of [the state’s] police power,” and that business conducted in

Montana is “subject to the retained power of the state to protect public welfare.” Western Energy Co. v. Genie Land Co. (1987), 227 Mont. 74, 82, 737 P.2d 478, 483. Likewise, “an impairment may be constitutional if it is reasonable and necessary to serve an important public purpose.” City of Billings v. County Water Dist. (1997), 281 Mont. 219, 229, 935 P.2d 246, 252. However, we have also acknowledged that “complete deference to a legislative assessment of reasonableness and necessity is not appropriate [when] the State’s self-interest is at stake.” City of Billings, 281 Mont. at 229, 935 P.2d at 252.

41 These Contracts Clause principles are applied by way of a three-part test this Court employs when analyzing a Contracts Clause challenge:

(1) Is the state law a substantial impairment to the contractual relationship;

(2) Does the state have a significant and legitimate purpose for the law; and,

(3) Does the law impose reasonable conditions which are reasonably related to achieving the legitimate and public purpose?

Carmichael v. Workers’ Comp. Court (1988), 234 Mont. 410, 414, 763 P.2d 1122, 1125. Under the first prong of the test, we must first determine whether there is a contractual relationship, and if so, whether the law substantially impaired the contractual relationship. General Motors Corp. v. Romein (1992), 503 U.S. 181, 186, 112 S.Ct. 1105, 1109, 117 L.Ed.2d 328, 337.16 In determining impairment, we will consider the extent to which the industry has been regulated in the past. Buckman v. Montana Deaconess Hosp. (1986), 224 Mont. 318, 326-27, 730 P.2d 380, 385. It should be noted that if we conclude there is no

     16 In Romein, the United States Supreme Court relied upon the Contracts Clause analysis it had employed in Energy Reserves Group, Inc. v. Kansas Power & Light Co. (1983), 459 U.S. 400, 103 S.Ct. 697, 74 L.Ed.2d 569, to determine whether a state law operated as a substantial impairment to a contractual relationship. This Court has previously relied upon Energy Reserves for guidance regarding our Contracts Clause analysis. See Carmichael, 234 Mont. at 414, 763 P.2d at 1125; Western Energy, 227 Mont. at 83, 737 P.2d at 484; Buckman v. Montana Deaconess Hosp. (1986), 224 Mont. 318, 326, 730 P.2d 380, 385.

substantial impairment to the contractual relationship, the inquiry ends. Neel v. First Fed. Sav. & Loan Ass’n (1984), 207 Mont. 376, 391, 675 P.2d 96, 104.

42 It is undisputed that a contractual relationship existed between the State and the Venture. Regarding whether the law substantially impaired the contractual relationship, the Venture argues that I-137 not only impaired, but “destroyed” its Mineral Leases. The Venture takes exception to the District Court’s reliance on paragraph 7, arguing that paragraph 7 merely acknowledged the State’s right to “regulate,” and did not authorize the State to destroy its contract entirely via subsequent legislation. The Venture explains that its contractual relationship with the State, “as a whole,” including all subsequent agreements made after the Mineral Leases, indicates that the parties contemplated that the Venture would mine using the cyanide heap leaching process. As a result, the Venture contends that these agreements demonstrate that it never agreed to be bound to future laws which would completely ban the use of cyanide heap leaching process, and that I-137 therefore substantially impaired its contractual agreements. The Venture accounts its interestsBfor which it invested more than $70 million and expected to reap millions in return–as now worthless.

43 The State responds by arguing, as the District Court concluded, that I-137 did not substantially impair the contractual relationship because paragraph 7 provides that the Venture shall fully comply with “all applicable state and federal laws, rules and regulations, including but not limited to those concerning safety, environmental protection and reclamation.” The State explains that one of the purposes behind I-137 is to protect the environment, and that the Venture, through paragraph 7, expressly agreed to comply with environmental regulations. The State also urges this Court to follow Hermosa Beach Stop Oil Coalition v. City of Hermosa Beach (2001), 86 Cal.App.4th 534, 103 Cal.Rptr.2d 447, which held that “[a] total prohibition of previously authorized conduct, as would occur with application of [the law causing the alleged impairment] to the [contract at issue], is not necessarily unconstitutional . . . [and that] a statute does not violate the Contract[s] Clause simply because it has the effect of restricting, or even barring altogether, the performance of duties created by contracts entered into prior to its enactment . . . .” Stop Oil, 86 Cal.App.4th at 554, 103 Cal.Rptr.2d at 461. In Stop Oil, the voters adopted a law in 1984 which allowed for exceptions to a complete ban on all oil exploration and production which had been in effect since 1932. The Macpherson Oil Company (Macpherson) entered into a lease agreement with the city in 1992 whereby Macpherson obtained the right to conduct oil and gas operations within the city, but also agreed to “comply with all laws, rules and regulations of the United States, of the State of California . . . and of the [city] applicable to the Lessee’s operations . . .. .” Stop Oil, 86 Cal.App.4th at 556, 103 Cal.Rptr.2d at 463. The primary issue in Stop Oil was whether the November 1995 passage of Proposition E, a voter initiative reestablishing a complete ban on oil exploration and production, unconstitutionally impaired Macpherson’s 1992 lease agreement with the city. The Stop Oil court concluded that Proposition E did not constitute a substantial impairment in violation of the Contracts Clause because Macpherson lacked a vested right to continue with the project absent the necessary permits. The State urges this Court to rely on the Stop Oil court’s reasoning and similarly conclude that there was no substantial impairment of contract because the Venture, like Macpherson, had not proceeded far enough with the proposed project to acquire a vested right and did not protect itself from subsequent regulatory changes through a development agreement. Stop Oil, 86 Cal.App.4th at 558, 103 Cal.Rptr.2d at 464.

44 Although the State points to paragraph 7 of the agreement, under which the Venture agreed to “fully comply with all applicable state and federal laws, rules and regulations,” and argues that the contract was not substantially impaired because the Venture had agreed to comply with applicable regulations, we cannot conclude that this contract provision can reasonably be construed to contemplate a first in the nation, statewide ban of the one mining method admittedly contemplated by the parties. Indeed, to “fully comply” with I-137 under these circumstances would leave little purpose for the agreement itself. Although the Stop Oil court reasoned that the subject company was sophisticated and should have contractually protected itself from the possibility of the ban, the contract there had been negotiated in a regulatory environment wherein development had been banned for fifty-two years prior to the change in the law which permitted it. In contrast, mining based upon cyanide heap leaching has always been legal in Montana, and, in fact, the country at large. In the context of Montana’s long association with mining, we cannot conclude that a party, even one considered sophisticated, could have reasonably anticipated, at the time the agreement was entered in 1986, that Montana would enact the first state ban of this form of mining twelve years later.

45 As noted, the State did not contest, for purposes of summary judgment, the Venture’s assertion that all parties understood that their agreement contemplated that the Venture’s permit application would be based upon an open-pit mine utilizing cyanide heap leaching processing of the ore. Thus, though the Venture lacked a property or contract right to use the cyanide heap leaching method, absent the requisite operating permit, the Venture’s contractual relationship with the State was nonetheless based on the assumption, held by all parties, that the cyanide heap method would be used. Given that assumption, we must conclude that a regulation that banned the future use of the very method of mining upon which the contract itself was based, substantially impaired that contract. Thus, we conclude that the enactment of I-137 constituted a substantial impairment of the Venture’s contractual relationship with the State because it acted as a complete barrier to all future mining development using the cyanide heap leaching method.

46 The second prong of the Contracts Clause test requires this Court to determine whether the state law passed by the legislature is based on a significant and legitimate public purpose. City of Billings, 281 Mont. at 227-28, 935 P.2d at 251. In this regard, the Montana Constitution provides that “the right to a clean and healthful environment” is an inalienable right of every person. Art. II, Sec. 3, Mont. Const. It further requires that a clean and healthful environment shall be preserved for future generations. Art. IX, Sec. 1(1), Mont. Const. This Court has previously held that environmental regulations represent a reasonable exercise of the police power. Western Energy, 195 Mont. at 211, 635 P.2d at 1302. In addition, the United States Supreme Court has held that a state has a “legitimate interest in guarding against . . . environmental risks, despite the possibility that they may ultimately prove to be negligible.” Maine v. Taylor (1986), 477 U.S. 131, 148, 106 S.Ct. 2440, 2452, 91 L.Ed.2d 110, 127. Consequently, we conclude that I-137 is based on the significant and legitimate public purpose of protecting the environment, thus satisfying the second prong of the test.

47 With respect to the third prong, we must determine whether the “application of [I-137] to the facts at issue here is reasonably related to achieving the legitimate and public purpose[] of [I-137].” City of Billings, 281 Mont. at 229, 935 P.2d at 252. As mentioned herein, we will not give “complete deference to a legislative assessment” and will apply a “heightened level of scrutiny” when the State is party to the contract or if its self-interest is at stake. Buckman, 224 Mont. at 327, 730 P.2d at 385 (citing U.S. Trust Co. of New York v. New Jersey (1977), 431 U.S. 1, 25-26, 97 S.Ct. 1505, 1519, 52 L.Ed.2d 92, 111-12).17 However, the record reveals that the application of I-

[17] “In almost every case, the [United States Supreme Court] has held a governmental unit to its contractual obligations when it enters financial or other markets.” Energy Reserves, 459 U.S. at 412-13, n.14, 103 S.Ct. at 705, 74 L.Ed.2d at 581-82. See U.S. Trust Co. of New York v. New Jersey (1997), 431 U.S. 1, 25-28, 97 S.Ct. at 1519-21, 53 L.Ed.2d at 111-14.

137–created and passed by the voters of Montana– did not act to benefit the State’s self-interest. The passage of I-137 caused the State to forego the opportunity to receive royalty payments estimated at $5 million annually over the production life of mining operation, which was expected to be twelve years. Thus, though the State was a party to the contract, its interests as a contracting entity were actually diminished by I-137’s passage, and thus, for purposes of a Contracts Clause analysis, it is not necessary to apply a heightened level of scrutiny to the Initiative. However, I-137 must nonetheless withstand the reasonableness inquiry under third prong of the test.

48 The Plaintiffs introduced several studies in the District Court record regarding the safety of cyanide heap leaching method. Although cyanide heap leaching has been shown to be safer than other methods, one study by a mineral processing and chemical engineering consultant indicated that “there is no question that sodium cyanide is very toxic to humans and other vertebrates.”18 Additionally, another study in the record, prepared by a metallurgical engineer, noted that “cyanide is a highly toxic chemical, either in solution or in its gaseous form.”19

49 Environmental concerns about the use of the cyanide heap leaching method of mining, and the perceived insufficiency of the current laws to protect the environment while employing this

[18] Terry McNulty, Economic and Technical Analysis of Alternative Technologies for Mining and Processing of Gold/Silver Ores of the McDonald and Seven-up Pete Deposits, August 15, 2000, at 28.

[19] Doug Halbe, Review and Summary of Alternative Solvents for Dissolution of Gold and Silver from Ores: Chemistry, Application and Commercialization, May 17, 2000, at 11.

method of mining were stated purposes of the Initiative’s proponents. In the voter information pamphlet prepared for the election, the proponents stated:

It’s very simple: I-137 is about whether to allow future open-pit cyanide leach mining. The opponents argue that existing laws are strong and will protect Montanans. That is obviously not true. Just read the headlines.

MONTANA VOTER INFORMATION PAMPHLET, General Election, November 3, 1998, at 30.

50 In consideration of the acknowledged risks associated with the use of cyanide heap leaching, and the expressed concerns about the inadequacy of existing laws, we conclude that the State could legitimately determine that this method of mining required strict regulation, and that I-137 was reasonably related to that legitimate purpose. “It is clear that the adoption of the regulations by the state for the protection of the environment is a reasonable exercise of its police power.” Western Energy, 195 Mont. at 211, 635 P.2d at 1302. Therefore, the third prong of the test establishes that the enactment of I-137 does not violate the Contracts Clause of the Montana Constitution.

51 The Venture also makes several arguments about the interpretation of paragraph 7, asserting the District Court based its order on an erroneous interpretation thereof. However, the aforementioned conclusions in regard to the effect of paragraph 7 resolve those arguments, and we will not address them individually.

52 Finally, the Venture asserts that Mobil Oil requires a different outcome because it held that government leases must be construed in a manner rendering them non-illusory, and that such leases should likewise be interpreted to avoid a result whereby a private party invests millions to “buy next to nothing” from the government. Mobil Oil, 530 U.S. at 616, 120 S.Ct. at 2433, 147 L.Ed.2d at 539. The Venture explains that, similar to the two oil companies in Mobil Oil, it did not agree to be bound by a subsequently passed law that would: (1) make its mineral leases illusory; (2) require it to waive fundamental constitutional protections; and (3) completely preclude the opportunity to try and obtain a favorable permit decision. The Venture argues that the District Court misapplied Mobil Oil, and erroneously construed its lease, thereby resulting in the Venture investing $70 million to buy “next to nothing”Ban outcome, it argues, is inconsistent with the holding in Mobil Oil.

53 In Mobil Oil, the United States entered lease agreements with rights to develop and explore for oil off the North Carolina coast with two oil companies in return for up-front “bonus” payments totaling approximately $158 million, plus annual rental payments. The contracts contained conditions requiring the two oil companies to obtain exploration and development permits in accordance with regulations promulgated pursuant to existing statutes. The contract did not contemplate future regulations promulgated pursuant to future statutes. After the contracts were signed and $158 million in “bonus” payments were made, the United States Congress passed a new statute which was applied to the Mobil Oil leases. However, the requirements of the new statute made it impossible for the oil companies to obtain their final approvals to explore for and develop oil. The oil companies subsequently filed a breach of contract claim against the United States and sought restitution to recover the $158 million in up-front “bonus” payments.20 The United States Supreme Court concluded that the United States had breached its contract with the oil companies and ordered it to pay $158 million in restitution because it had broken its promise “to follow the terms of pre-existing statutes and regulations” and instead followed a newly-passed statute not in effect at the time of contracting. Mobil Oil, 530 U.S. at 624, 120 S.Ct. at 2438, 147 L.Ed.2d at 544. The United States Supreme Court explained that the Mobil Oil lease contracts specified that they

[20] The oil companies did not seek other damages such as a refund of its annual rental payments of $250,000, or other “soft costs” associated with the permitting process.

were “subject to then- existing regulations and to certain future regulations21. . . . This explicit reference to future regulations makes it clear that the catchall provision that references ‘all other applicable . . . regulations’ must include only statutes and regulations already existing at the time of the contract.” Mobil Oil, 530 U.S. at 616, 120 S.Ct. at 2433, 147 L.Ed.2d at 539 (emphasis added). Hence, the Mobil Oil leases were not subject to statutes or regulations passed subsequent to the formation of the contract. In addition, the up-front bonus payment of $158 million paid for “specific temporal restrictions” on the federal government’s power to avoid subjecting the oil companies to unknown future requirements or regulations. Mobil Oil, 530 U.S. at 617, 120 S.Ct. at 2434, 147 L.Ed.2d at 539.

54 In contrast to the facts in Mobil Oil, the Venture: (1) made no extraordinary payments in exchange for special protection or limitations; (2) made no “up-front bonus payment” for which it could seek restitution, and instead made annual rental payments of approximately three dollars per acre; (3) did not bargain for language in the Mineral Leases that would protect it from potentially adverse regulations based on a future statute; and (4) sought damages for breach of contract which encompassed the “total of monies invested by it in development,” including the total value of its mineral interests, whereas the oil companies in Mobil Oil sought restitution only as to their up-front

[21] The “certain future regulations” were in reference to those regulations issued pursuant to OCSLA and §§ 302 and 303 of the Department of Energy Organization Act. The “certain future regulations” did not contemplate or include “new” or “other” legislation outside the aforementioned. Mobil Oil, 530 U.S. at 616, 120 S.Ct. at 2433, 147 L.Ed.2d at 539.

bonus payment, excluding annual rental payments and other “soft costs” incurred due to the permitting process. While leases should be interpreted to avoid a result whereby a private party invests millions to “buy next to nothing” from the government, they should likewise not be construed to buy something certain when the private party, in fact, bought “a risk” with the potential of gaining something. Thus, in light of these distinguishing factors, it is clear that the Venture’s reliance on Mobil Oil is unavailing.

55 In summary, we conclude that, although the District Court erred in concluding that the parties’ agreement was not substantially impaired by the passage of I-137, it nonetheless correctly held that the Contracts Clause was not violated because, as set forth herein, the second and third prongs of the analysis demonstrate that I-137 was reasonably related to the legitimate and significant purpose of protecting the environment. “[A] district court’s decision will not be reversed or remanded when the eventual result of the case would be the same without the error.” In re S.C. (1994), 264 Mont. 24, 30, 869 P.2d 266, 269 (citing In re Marriage of Cannon (1985), 215 Mont. 272, 275, 697 P.2d 901, 903). Therefore, we affirm the District Court’s holding.

56 Did the District Court err in concluding that the DNRC properly terminated the Venture’s mineral leases prior to resolution of its legal challenge to I-137?

57 It is helpful here to recap certain facts pertaining to the termination of the Venture’s Mineral Leases. On September 23, 1998, the DNRC notified the Venture by letter that its failure to satisfy certain DEQ requirements constituted a breach of the 1994 Lease Amendment, and if not cured, would cause the primary lease terms to run and ultimately expire on February 23, 2000. Additionally, the DNRC informed the Venture that, in order to re-toll the running of the last seventeen months of the primary lease term, the Venture must: (1) pay all past-due EIS invoices; and (2) execute an acceptable MOA with the DEQ regarding preparation of the EIS. Though the

Venture subsequently paid all past-due EIS invoices, the DNRC determined that it had failed to actively pursue the permitting process with the DEQ. Consequently, on February 24, 2000, the DNRC notified the Venture that the primary lease term had lapsed and the Mineral Leases were thereby terminated. Two weeks later, the Venture administratively appealed that determination and on April 11, 2000, the Venture commenced litigation challenging the validity of I-137. On October 26, 2000, the DNRC’s Director rejected the Venture’s administrative appeal and affirmed the February 2000 termination of the Mineral Leases.

58 This Court determines whether an agency’s decision may be reversed or modified only if the administrative findings, inferences, and conclusions are “clearly erroneous” in light of the evidence, in violation of statutory or constitutional authority, or an abuse of the exercise of discretion. Section 2-4-704, MCA. This Court applies a three-part test to determine whether an agency’s findings are clearly erroneous: (1) after review of the record, the findings must be supported by substantial evidence; (2) if there is substantial evidence to support the findings, the Court will determine whether the agency misapprehended the effect of the evidence; and (3) even assuming the first two requirements are met, the Court may conclude that a finding is clearly erroneous when, in spite of evidence supporting it, a review of the record “leaves the [C]ourt with the definite and firm conviction that a mistake has been committed.” Hughes v. Mont. Bd. of Med. Examiners, 2003 MT 305, ¶ 11, 318 Mont. 181, ¶ 11, 80 P.3d 415, ¶ 11. This Court will review a state agency’s conclusions of law to determine whether the agency’s interpretation of law is correct. Williams Insulation Co. v. Dep’t of Labor & Indus., 2003 MT 72, ¶ 22, 314 Mont. 523, ¶ 22, 67 P.3d 262, ¶ 22.

59 The Venture argues that the DNRC erred when it determined that the Venture had failed to pursue the permitting process and terminated the Mineral Leases. The Venture asserts that the

DNRC should have extended the primary terms of the Mineral Leases to include the time necessary to seek the invalidation of I-137, since such pursuit acted as an “authorization, order or clearance required for the Development or Production” under the definition of “Permit”22 in the Lease Amendment. The Venture claims that, after it paid all its past-due EIS invoices by December 31, 1998, it actively pursued the permitting process by seeking judicial invalidation of I-137, and therefore, the conclusion reached by the DNRC and, subsequently, by the District Court, that it had done “nothing” during the seventeen-month period commencing September 23, 1998, is legally and factually erroneous. Moreover, the Venture challenges the DNRC Director’s determination that the Venture’s interpretation of the Mineral Leases would lead to the absurd result of requiring that the permitting window remain open indefinitely.

60 The State urges this Court to follow the DNRC Director’s interpretation of the Mineral Leases, and to likewise conclude that the Venture did nothing to pursue the permitting process during the seventeen-month period. The State claims the Venture took no action until it requested an administrative hearing on March 9, 2000, two weeks after the Mineral Leases expired on February 23, 2000. The State further notes that the DNRC hearing examiner found that the Venture’s claim that it had no obligation to pursue the permitting process, in light of I-137, “flies in the face of the public policy of the state of Montana which is to get these mineral leases in operation,” and would lead to the absurd result allowing the leases to run indefinitely, alleviating the Venture from taking any action whatsoever.

[22] “Permits” as defined in the Lease Amendment refers to “all federal, state and local licenses, permits, consents, authorizations, orders or clearances required for Development or Production.”

61 The Venture admits that it had to do “something” to pursue issuance of the permits. It is uncontested that the Venture paid its delinquent balance regarding the EIS fees, and it is likewise uncontested that the Venture filed a lawsuit in April 2000, challenging the validity of I-137, which the Venture claims constituted a pursuit of the permitting process. The issue therefore becomes a question of law: whether the Venture’s challenges to I-137 constitutes the active pursuit of the permitting process.

62 We are hard pressed to conclude that judicially challenging a voter initiative, particularly without agreement with the agency, constitutes administrative action in pursuit of the permitting process. According to several affidavits filed on behalf of the State, prior to the expiration of the Mineral Lease terms on February 23, 2000, the Venture: (1) failed to obtain a final permit; (2) did not amend its application to propose an alternate legal method of gold recovery; (3) did not reach a MOA to further fund continued preparation of the EIS; (4) did not legally seek to compel the DEQ to complete the preparation of the EIS; (5) did not seek any decision to grant or deny its application; (6) did not seek any administrative case hearings before the Division concerning its permit application; or (7) take any other action that would facilitate the permitting process while it sought to invalidate I-137. While pursuing all of these options may not have been necessary in order to “actively pursue” the permitting process, it is clear that the Venture was not limited to simply bringing a legal challenge to I-137 while doing nothing before the agency. We cannot conclude, therefore, that the DNRC and District Court’s conclusion of law that the Venture failed to actively pursue the permitting process before the agency was erroneous. Challenging the validity of a voter-passed initiative under these circumstances, without more, does not constitute an administrative act of pursuing a permit. Therefore, the DNRC was not obligated to extend the primary terms of the Mineral Leases to include the time necessary for the Venture to seek the invalidation of I-137.

Consequently, we conclude the Mineral Leases were properly terminated on February 23, 2000.

63 Alternatively, the Venture contends that the contractual doctrine of supervening impracticability suspended its obligations as specified in the February 24, 2000, letter from the DNRC. However, because we conclude the Venture failed to pursue the administrative process and, therefore, the Mineral Leases were properly terminated on February 23, 2000, we need not address this issue.

64 Finally, the Venture argues that the District Court failed to properly consider whether the lease terms should have been extended pursuant to Rule 36.25.605, ARM, which provides that:

The board shall extend the term of the lease if it determines that a failure to produce in paying quantities is a result of factors beyond the control of the lessee such as but not limited to a national emergency or a temporary decrease in the price at which the particular metalliferous mineral or gem can be sold.

The Venture explains that, pursuant to the Restatement (Second) of Contracts and regulatory statement, performance obligations made impracticable by I-137 should be suspended during the time required for a final ruling on the law’s validity, which is a finite period of time.

65 However, it was only after the Mineral Lease terms had expired, thereby terminating the leases entirely, that the Venture sought an extension of the lease term by invoking Rule 36.25.605, ARM. The DNRC Director concluded that the Venture’s request was untimely, and we agree. Therefore, we conclude that the District Court correctly upheld the DNRC’s termination of the Mineral Leases.

66 The judgment entered by the District Court is affirmed.

/S/ JIM RICE

We Concur:

/S/ KARLA M. GRAY
/S/ PATRICIA O. COTTER
/S/ W. WILLIAM LEAPHART
/S/ JOHN WARNER

Justice James C. Nelson concurs.

67 I concur in our Opinion except for certain parts of the discussion in ¶¶ 44, 45 and 48.

68 Basically, I agree with the State’s argument and interpretation of paragraph 7 of the agreement, and I disagree with our conclusion that the passage of I-137 resulted in a substantial impairment of the Venture’s contractual relationship with the State.

69 As noted, paragraph 7 provides that the Venture shall fully comply with “all applicable state and federal laws, rules and regulations, including but not limited to those concerning safety, environmental protection and reclamation.” For the Venture to say that it never agreed to be bound by laws which would completely ban the use of the cyanide heap leaching process flies in the face of paragraph 7. Indeed, the Venture did, in fact, agree to be bound—without limitation—by all applicable laws, rules and regulations including those protecting the environment. If the Venture signed the agreement with qualifications, exceptions or caveats in mind, it had the obligation to disclose those to the State and to negotiate the contract terms accordingly.

70 Furthermore, I disagree with our conclusion that the Venture could not reasonably have anticipated I-137. The mining industry is one of the most heavily regulated industries in the State and has been for years. This regulation has, for the most part, become stricter over the years, due in no small measure, to environmental disasters resulting from poor mining practices, failed technology, failed economics, and taxpayers becoming increasingly fed up with having to pick up the pieces in the form of millions upon millions of dollars in clean up costs. The Court’s apparent adoption of the statement that “cyanide heap leaching has been shown to be safer than other methods” to the contrary, the people of this State have twice exercised their collective judgment and have soundly rejected that notion. In this frame of reference, I am hard put to join the Court’s conclusion that the passage of I-137 should have or did, in fact, come as any great surprise.

71 Finally, the federal Contracts Clause, Article I, Section 10—after which our own Article II, Section 31 is modeled—was historically adopted and construed with a focus on legislation designed to repudiate or adjust pre-existing debtor-creditor relationships that obligors were unable to satisfy. Keystone Bituminous Coal Ass’n v. DeBenedictis (1987), 480 U.S. 470, 503, 107 S.Ct. 1232, 1251, 94 L.Ed.2d 472 (citations omitted). As we note, notwithstanding its facially absolute language, the federal Contracts Clause has long been interpreted so as to accommodate the inherent police power of the State “to safeguard the vital interests of its people.” Home Bldg. & Loan Ass’n v. Blaisdell (1934), 290 U.S. 398, 434, 54 S.Ct. 231, 239, 78 L.Ed. 413. The clause is not read literally. W.B. Worthen Co. v. Thomas (1934), 292 U.S. 426, 433, 54 S.Ct. 816, 818, 78 L.Ed. 1344. Moreover, “[o]ne whose rights, such as they are, are subject to state restriction, cannot remove them from the power of the State by making a contract about them.” Hudson County Water Co. v. McCarter (1908), 209 U.S. 349, 357, 28 S.Ct. 529, 531, 52 L.Ed. 828.

72 Here, the State leased a mineral estate to the Venture and, with that, the opportunity to go through the expensive, lengthy, highly regulated process to apply for and, maybe, obtain a permit to mine. There was no guarantee that this process would be successful anymore than there was any guarantee that the mining venture itself would succeed. The State did not repudiate its agreement with the Venture. Rather, and leaving aside its other problems, it was the Venture that, in an increasingly strict regulatory environment, determined to mine using a process that was unacceptable to the people of Montana.

73 The Contracts Clause must accommodate the inherent police power of the State. Here, that power was exercised by the people pursuant to Article II, Sections 1 and 2 and Article III, Section 4, to prohibit a mining process which they collectively determined posed unacceptable risks to the environment and to their rights under Article II, Section 3 and Article IX, Section 1.

74 While I agree with most of our Contracts Clause analysis and with the result thereof, I do not concur with the statements in ¶¶ 44, 45 and 48, aforementioned, nor do I agree that the Venture suffered a substantial impairment of contract as a result of the passage of I-137.

75 With those qualifications, I concur.

/S/ JAMES C. NELSON